                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        SITEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
 PRELIMINARY COPY -- FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                      ONLY

                                     [LOGO]

                               SITEL CORPORATION
                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164

                                 May [  ], 1997

Dear Stockholder:

    It is our pleasure to invite you to your Company's Annual Meeting of Stockholders in Omaha on June 6, 1997. In the following pages you will find information about the meeting and a Proxy Statement.

    If you cannot be with us in person, please be sure to vote your shares by proxy. To vote by proxy, please mark, sign and date the enclosed proxy card and return it in the enclosed return envelope. Your prompt return of the proxy card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

                                             Sincerely yours,

                                                       [SIGNATURE]

                                          James F. Lynch
                                          CHAIRMAN OF THE BOARD

                               SITEL CORPORATION
                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, JUNE 6, 1997

                            ------------------------

To the Stockholders of
SITEL Corporation

    The annual meeting of stockholders of SITEL Corporation will be held on Friday, June 6, 1997, at 2:00 p.m. Central Standard Time, at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, for the following purposes:

    1.  To approve an amendment to the Amended and Restated Bylaws.

    2. To elect two directors for a three-year term and one director for a one-year term.

    3. To approve the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan.

    4. To approve an amendment to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan.

    5. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

    6. To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors of the Company has fixed the close of business on April 8, 1997, as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting.

                                          Barry S. Major
                                          CORPORATE SECRETARY

May [  ], 1997

  PLEASE MARK, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR USE. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

 PRELIMINARY COPY -- FOR INFORMATION OF THE SECURITIES AND EXCHANGE COMMISSION
                                      ONLY

                                     [LOGO]

                               SITEL CORPORATION
                               13215 BIRCH STREET
                             OMAHA, NEBRASKA 68164

                            ------------------------

                                PROXY STATEMENT
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 1997

    This Proxy Statement is being furnished by SITEL Corporation, a Minnesota corporation ("SITEL" or the "Company") to holders of shares of its Common Stock, par value $.001 per share ("Common Stock"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on June 6, 1997 at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, commencing at 2:00 p.m., Central Standard Time, and at any adjournments or postponements thereof (the "meeting"). Holders of record of the $.001 par Common Stock of the Company ("Common Stock") at the close of business on April 8, 1997 will be entitled to vote at the meeting.

                                    PROXIES

    Proxies are being solicited by the Board of Directors of the Company. The Company will bear all costs of the solicitation. Stockholders' proxies are received and counted by or under the direction of the Company's Secretary.

    If the accompanying Proxy is properly signed and returned to the Company and not revoked, the shares covered thereby will be voted in accordance with the instructions contained therein (except where, as described below, an irrevocable proxy is already on file with the Secretary of the Corporation for the same shares). Unless contrary instructions are given, the persons designated as proxies in the accompanying Proxy will vote for approval of the Resolutions set forth in this Proxy Statement at the meeting. The accompanying Proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a duly executed Proxy bearing a later date, filed with the Secretary of the Company prior to the meeting. If a stockholder who has given a Proxy is present at the meeting and wishes to vote in person, such stockholder may withdraw the Proxy at that time. Any irrevocable proxy on file with the Secretary of the Company which has been given by a stockholder whose stock is subject to a Voting Agreement in favor of James F. Lynch shall control as to voting on matters covered by such irrevocable proxy and be used in place of any Proxy in the accompanying form which is returned for the same shares.

    This Proxy Statement and the accompanying Proxy are first being sent to the holders of Common Stock on or about May [ ], 1997.

                             VOTING AT THE MEETING

    At the close of business on April 8, 1997, the Company had outstanding 60,888,798 shares of Common Stock. Each such share of Common Stock is entitled to one vote upon each matter to be voted upon at the meeting.

    A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

    The three nominees receiving the highest vote totals will be elected as directors of SITEL at the meeting. Accordingly, abstentions, failures to vote and broker non-votes will not affect the outcome of the election of directors. The proposal to amend the bylaws will be decided by the affirmative vote of two-thirds (2/3) of the shares present in person or by proxy at the meeting and entitled to vote. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. As a result, abstentions, failures to vote and broker non-votes will have no effect on the vote in respect of the amendment of the bylaws and such other matters, except to the extent that they affect the quorum required for the meeting and the shares present at the meeting.

                             COMMON STOCK OWNED BY
       CERTAIN BENEFICIAL OWNERS AND BY EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information as of April 8, 1997 with respect to the beneficial ownership of the Company's Common Stock (i) by each person or group who, to the knowledge of the Company, was the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of more than 5% of the Common Stock, (ii) by each of the Company's executive officers and directors, and (iii) by all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown.

                        NAME AND ADDRESS OF                           AMOUNT AND NATURE OF    PERCENT OF
                       BENEFICIAL OWNER (1)                           BENEFICIAL OWNERSHIP      CLASS
-------------------------------------------------------------------  ----------------------  ------------
James F. Lynch (2)(5)(6)...........................................          14,714,291            24.2%
Henk P. Kruithof...................................................          10,309,956            16.9%
Pilgrim Baxter & Associates, Ltd. (3)..............................           5,680,900             9.3%
Matthew H. Gates (4)(5)............................................           3,333,398             5.4%
Edward R. Taylor (4)(5)............................................           1,573,196             2.6%
Michael P. May (4)(5)..............................................             698,756             1.1%
Nancy C. Noack (4).................................................             391,043           *
Barry S. Major (5).................................................             120,600           *
George J. Kubat (5)(7).............................................              37,000           *
Kelvin C. Berens (5)...............................................              20,100           *
Bill L. Fairfield (5)..............................................               4,000           *
Phillip A. Clough..................................................               3,000           *
All executive officers and directors as a group
  (10 persons) (4)(5)..............................................          25,720,559            41.8%

------------------------

*   Less than 1%

(1) The address of Matthew H. Gates, a former executive officer, is 15 Colleton River Drive, c/o Colleton River Plantation, Bluffton, South Carolina 29910. The address of Pilgrim Baxter & Associates, Ltd., an institutional holder, is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.

(2) Includes 6,686,621 shares owned by other stockholders over which Mr. Lynch exercises voting control pursuant to a Voting Agreement. The Voting Agreement grants Mr. Lynch the right to vote all shares of Common Stock held by the stockholders signatory thereto in the manner directed by Mr. Lynch (except as to certain shares held by an institutional investor, representing less than 1% of the outstanding shares, which may be voted by Mr. Lynch only with respect to the election of directors). Mr. Lynch acquires voting control over additional shares which are issued pursuant to the Company's stock option plans until such shares are sold by the holders thereof into the public market.

(3) Based on data available in 13F filings for the calendar quarter ended December 31, 1996.

(4) Except for shares which have been acquired by these persons in the public market (representing in the aggregate less than 1% of the outstanding shares), voting control over these shares is held by Mr. Lynch pursuant to a Voting Agreement.

(5) Includes the following shares which may be acquired under stock options which are exercisable currently or within 60 days: Mr. Lynch -- 7,670; Mr. Gates -- 552,000; Mr. Taylor -- 193,196; Mr. May -- 318,416; Mr. Major --
    120,000; Mr. Kubat -- 4,000; Mr. Berens -- 4,000; and Mr. Fairfield -- 4,000. Upon exercise, voting control over such shares will be held by Mr. Lynch pursuant to a Voting Agreement.

(6) Includes 97,000 shares owned by a limited liability company for members of Mr. Lynch's immediate family.

(7) Includes 3,000 shares owned by a partnership for members of Mr. Kubat's immediate family. Mr. Kubat shares investment power but disclaims beneficial ownership.

                        ITEM 1: APPROVE AN AMENDMENT TO
                        THE AMENDED AND RESTATED BYLAWS

    The Board of Directors has adopted an amendment to the Amended and Restated Bylaws of SITEL Corporation, subject to stockholder approval.

    The amendment to the Amended and Restated Bylaws amends Section 2. NUMBER, ELECTION, AND TERM OF OFFICE, of Article III. BOARD OF DIRECTORS to increase the size of the Board from five members to seven members. Under the amendment, one additional directorship resulting from the increase in the size of the Board is added to Class II and the other directorship is added to Class III. The purpose of the amendment is to enable the Company to invite additional persons to join the Board and thereby gain the benefit of their expertise and business experience and have additional non-employee independent directors who are eligible to serve on the Compensation and Audit Committees. The directorship added to Class III is to be filled at this meeting, with the initial term of the director elected to such position expiring at the 1998 annual stockholders meeting and such directorship thereafter being elected or appointed for three year terms. The directorship added to Class II is to be filled by the Board at a later date, with the initial term of the director appointed to such position expiring at the 2000 annual stockholders meeting, and such directorship thereafter being elected or appointed for three year terms. The Board presently expects to fill such new Class II directorship by appointing a non-employee independent director.

    The Board of Directors intends to submit the following Resolution to the Stockholders of the Company at the meeting:

        RESOLVED, that the stockholders of the Company hereby approve the amendment to the Amended and Restated Bylaws of SITEL Corporation which is set forth in Appendix A to the Proxy Statement for the 1997 Annual Meeting.

    The Board recommends a vote FOR the resolution approving the amendment to the Amended and Restated Bylaws of SITEL Corporation. Proxies received by the Board of Directors of the Company will be voted for such Resolution unless stockholders specify a contrary choice in their proxies. Approval of such Resolution will require the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote.

                    ITEM 2: BOARD OF DIRECTORS AND ELECTION

    The Company's Board of Directors is presently composed of five members, divided into three classes. The classes serve initially for terms of one year (two members), two years (two members) and three years (one member), respectively, and thereafter for three-year terms.

    The terms of the following directors (Class II) expire at the annual meeting on June 6, 1997: Kelvin C. Berens and George J. Kubat. The Board of Directors' nominees to positions on the Board expiring at the annual stockholders meeting in 2000 are: Kelvin C. Berens and George J. Kubat. The Board of Directors' nominee to the newly created Class III directorship with an initial term expiring at the annual stockholders meeting in 1998 is Michael P. May. The newly created Class II directorship will be filled by the Board of Directors at a later date. The Board of Directors presently intends to appoint a non-employee independent director to such Class II directorship.

    The following paragraphs set forth the principal occupation of each director and nominee for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director and nominee. Nominees for election at the 1997 annual stockholders meeting are listed first.

    KELVIN C. BERENS -- Nominee -- Omaha, Nebraska.

    Mr. Berens has been a director of the Company since July 1995 and previously served as a director from shortly after the Company's inception until April 1995. Since 1985, Mr. Berens has been the Managing Partner of Berens & Tate, P.C., a labor and employment law firm based in Omaha. Berens & Tate, P.C. provides legal services to the Company in the areas of labor and employment law. He is 45 years of age.

    GEORGE J. KUBAT -- Nominee -- Omaha, Nebraska.

    Mr. Kubat has been a director since July 1995. Since 1992, Mr. Kubat has been the Chief Executive Officer and President of Phillips Manufacturing Co., a metal fabricating company based in Omaha. From 1969 to 1992, he served in various positions with the Omaha office of Coopers & Lybrand, most recently as Tax Partner-in-Charge. Mr. Kubat is also a director of America First Companies L.L.C. and related publicly-traded partnerships and American Business Information, Inc. He is 51 years of age.

    MICHAEL P. MAY -- Nominee -- Omaha, Nebraska.

    Mr. May has served as Chief Executive Officer of SITEL since January 1997. Mr. May previously served as President of SITEL since June 1996 and as an Executive Vice President since October 1992, when SITEL acquired May Telemarketing, Inc., which Mr. May founded in 1985. Prior to founding May Telemarketing, he was a director, executive officer and treasurer between 1976 and 1982 of Applied Communications, Inc., a publicly-traded software products company, now known as Transaction Systems Architects, Inc. He is 47 years of age.

    The following directors serve for terms that expire after 1997:

    BILL L. FAIRFIELD -- Omaha, Nebraska.

    Mr. Fairfield has been a director since July 1995. Since 1985, Mr. Fairfield has been the Chief Executive Officer, President and a director of Inacom Corp., a marketer and distributor of information technology products and services. Mr. Fairfield is also a director of The Buckle, Inc. His current term expires at the 1999 annual stockholders meeting. He is 50 years of age.

    HENK P. KRUITHOF -- Brussels, Belgium.

    Mr. Kruithof has served as Executive Vice Chairman and a director since October 1996. Mr. Kruithof is also the Chairman and Chief Executive Officer of SITEL Europe plc (formerly Mitre plc, which was acquired by SITEL in September 1996). Mr. Kruithof co-founded Mitre plc in 1992 and its predecessor Merit Direct Limited in 1985, and has served as their Chairman since inception. Prior to founding Mitre plc and Merit Direct Limited, Mr. Kruithof started a number of businesses in various industry sectors and has extensive experience in managing international businesses. Mr. Kruithof has previously served on the boards of several European publicly held companies, including Worcester Group Plc and Robert Bosch Investment plc. His current term expires at the 1999 annual stockholders meeting. He is 61 years of age.

    JAMES F. LYNCH -- Omaha, Nebraska.

    Mr. Lynch founded SITEL in 1985 and has served as Chairman and a director since its inception. From SITEL's inception to January 1997, Mr. Lynch served as Chief Executive Officer. Prior to founding SITEL, he served as President of HQ800, Inc., a subsidiary of United Technologies that provided telemarketing services to third parties. SITEL was formed when Mr. Lynch negotiated the purchase of the assets of HQ800 from United Technologies. From 1980 to 1984, Mr. Lynch served as Director of Sales and Marketing for WATTS Marketing of America, a former subsidiary of First Data Resources, a credit card processing firm. WATTS is now part of MATRIXX Marketing Inc., a provider of telemarketing services. His current term expires at the 1998 annual stockholders meeting. He is 47 years of age.

    As part of the acquisition of Mitre plc, SITEL agreed to nominate Mr. Kruithof to the Board and to use all reasonable efforts to solicit proxies for the election of Mr. Kruithof to the Board until such time as Mr. Kruithof, directly or indirectly, beneficially owns, in the aggregate, less than five million of the outstanding shares of Common Stock, subject to adjustment for any stock splits or other reclassifications.

    Proxies received by the Board of Directors will be voted "FOR" the election of the above nominees unless stockholders direct that their vote be withheld from one or more of such nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority to vote the proxies for a substitute. Proxies cannot be voted for a greater number of persons than the number of nominees named above.

                      DIRECTORS' MEETINGS AND COMPENSATION

BOARD AND COMMITTEE MEETINGS

    The Board of Directors meets on a regularly scheduled basis. During fiscal 1996, the Board met on nine occasions. Each director except Bill L. Fairfield attended at least 75% of the total number of meetings of the Board on which he served. Each director attended at least 75% of the meetings of the Committees on which he served. The Board and Compensation Committee also acted by unanimous written consent between regularly scheduled and special meetings.

    The Board of Directors has an Audit Committee and a Compensation Committee, all members of which are independent directors. The Audit Committee recommends the annual engagement of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. Members of the Audit Committee, which met three times during fiscal year 1996, are George J. Kubat (Chairman), Kelvin C. Berens, and Bill L. Fairfield.

    The Compensation Committee determines officers' salaries and bonuses and administers the Company's stock option plans, except for the directors' stock option plan which is administered by the Stock Option Plan Committee of the Board, whose sole member consists of James F. Lynch, the only current non-outside director. Members of the Compensation Committee, which met four times during fiscal 1996 and acted by unanimous written consent at other times, are Bill L. Fairfield (Chairman) and George J. Kubat.

    The Company does not have a standing Nominating Committee.

DIRECTOR COMPENSATION

    For their service on the Board during 1996, non-employee directors were paid $1,000 per quarterly meeting and $500 per special meeting of the Board of Directors or committee thereof attended. The quarterly meeting compensation was increased to $3,000 for 1997. Directors also are reimbursed for expenses incurred in connection with attendance at Board of Directors and committee meetings.

    Upon first election to the Board of Directors, each non-employee director receives options to purchase 4,000 shares of Common Stock (as adjusted for stock splits to date), exercisable at the market price of the Common Stock as of the date of grant. These options are granted under the SITEL Corporation 1995 Non-Employee Directors Stock Option Plan, vest commencing one year after grant and expire 10 years after issuance (the "Directors' Options"). Additional Directors' Options for 4,000 shares are granted to each non-employee director on each annual anniversary of that director's initial election to the Board of Directors.

    As described under Item 3 in this Proxy Statement, the Company has, subject to stockholder approval, adopted the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan ("Restated Plan"). Under the Restated Plan, each non-employee director will receive options to purchase 18,000 shares of Common Stock, exercisable at the market price of the Common Stock as of the date of grant, upon election or re-election to the Board of Directors for a three-year term. Such options will vest in three equal annual installments, such installments becoming exercisable on the first, second and third annual anniversaries, respectively, of the date the option is granted, and expire 10 years after issuance. Incumbent non-employee directors who are not nominees for re-election at this meeting will be issued options for a prorated portion of 18,000 shares based upon the number of years remaining in his existing term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN
  TRANSACTIONS

    The Compensation Committee is composed of Bill L. Fairfield (Chairman) and George J. Kubat, both of whom are non-employee directors.

    SITEL has purchased products and services from Inacom Corp., a company with which Bill L. Fairfield is associated in various capacities, but such purchases during fiscal 1996 were not sufficiently significant to be reportable. Management believes that these transactions and relationships during fiscal 1996 were on terms that were reasonable and competitive. Additional transactions and relationships of this kind can be expected to take place in the ordinary course of business in the future as the Company's needs require.

    Kelvin C. Berens is the Managing Partner and owner of more than 10% of the voting stock in the Berens & Tate, P.C. law firm. The Company engaged the Berens & Tate, P.C. firm to provide legal services in the areas of labor and employment law during fiscal 1996, as in previous years, and expects to continue to engage the firm for such services. The amounts which the Company paid such firm for such services in fiscal 1996 were not sufficiently significant to be reportable.

    As of December 31, 1996, the Company had advanced $65,526.12 to James F. Lynch to enable Mr. Lynch to pay expenses incurred by him on behalf of the Company. This advance accrues interest at a rate equal to 9.0% per annum. Upon Mr. Lynch's subsequent itemization of expenses, the amount of this advance will be settled. The advance is otherwise due and payable on May 31, 1997. Such advances can be expected to take place in the ordinary course of business in the future in order to enable Mr. Lynch to pay expenses incurred by him on behalf of the Company.

                             EXECUTIVE COMPENSATION

ANNUAL COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation earned by the Company's Chief Executive Officer, the other four executive officers of the Company at December 31, 1996, and an executive officer who retired prior to December 31, 1996 but had aggregate salary and bonus of more than $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during the fiscal years ended December 31, 1996, 1995 and 1994.

                                                                                            LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          -------------
                                                ANNUAL COMPENSATION                       STOCK OPTIONS
                                               ----------------------    OTHER ANNUAL      (NUMBER OF       ALL OTHER
  NAME AND PRINCIPAL POSITION     FISCAL YEAR    SALARY    BONUS (1)     COMPENSATION      SHARES) (2)   COMPENSATION (3)
--------------------------------  -----------  ----------  ----------  -----------------  -------------  ----------------
James F. Lynch,                         1996   $  220,385  $  555,000         --               38,350       $  130,542
Chairman and Chief Executive            1995      195,000     467,856         --               --              134,277
Officer                                 1994      195,000     450,000         --               --               86,012

Henk P. Kruithof,                       1996       54,354      --             --               --               --
Executive Vice Chairman                 1995       --          --             --               --               --
                                        1994       --          --             --               --               --

Michael P. May,                         1996      173,077     400,000         --              175,000           20,620
President                               1995      124,616      50,250         --              796,040          492,815
                                        1994       95,000      55,000         --               --                4,463

Edward R. Taylor,                       1996      139,230     105,000         --              110,000           30,678
Exec. Vice President                    1995      130,000      89,180         --              482,990           20,756
                                        1994      130,000     168,000         --               --               16,027

Barry S. Major,                         1996      129,616      50,000         --              110,000            6,733
Exec. Vice President                    1995       19,320      --             --              600,000           --
                                        1994       --          --             --               --               --

Nancy C. Noack,                         1996       85,000      35,000         --               --                4,995
Senior Vice President                   1995       85,000      20,250         --               20,620            2,638
                                        1994       78,250      26,000         --               --                  511

------------------------

(1) Represents bonus payments made to each Named Executive Officer on account of the Company's performance during such fiscal year. The Company recently changed its fiscal year end to December 31 but has continued the original term of the current bonus program for the period June 1, 1996 through May 31, 1997. Accordingly, the fiscal 1996 bonus amounts above do not include any bonus amounts attributable to the period June 1, 1996 through December 31, 1996 which are to be determined and paid after May 31, 1997.

(2) The fiscal 1996 stock options, other than those granted to James F. Lynch, were granted in December 1996 for the purchase of shares of Common Stock of the Company at an exercise price of $15.50 per share pursuant to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan (the "Employee Stock Option Plan"). These do not include options granted to Messrs. May, Taylor and Major which were cancelled prior to issuance, as discussed below under "Repricings of Options and Stock Appreciation Rights". The fiscal 1996 options to James F. Lynch were granted in June 1996 in accordance with Mr. Lynch's employment agreement for the purchase of shares of Common Stock of the Company at exercise prices of $14.71 and $13.38 per share pursuant to the Employee Stock Option Plan. The fiscal 1995 stock options, other than those granted to Barry S.

    Major, were granted in February 1995 for the purchase of shares of Common Stock of the Company at an exercise price of $.0025 per share, in replacement of stock appreciation rights previously granted under the Company's Employee Equity Benefit Plan and previously granted stock options. The fiscal 1995 stock options to Barry S. Major were granted in October 1995 for the purchase of shares of Common Stock of the Company at an exercise price of $5.92 pursuant to the Employee Stock Option Plan and become exercisable in five equal annual installments (subject to accelerated exercisability in the event his employment is terminated by the Company other than for cause or is terminated by Mr. Major because of certain adverse changes in salary or responsibilities, and upon certain events involving dissolution, merger, consolidation, sale or lease of substantially all of the Company's assets, or a change in control of the Company).

(3) Represents amounts matched by the Company under its Executive Wealth Accumulation Plan, which begin to vest after five years of service with the Company pursuant to a vesting schedule (subject to accelerated vesting in the event of a change of control of the Company) in fiscal 1995 and interest on such matched amounts in fiscal 1996; $64,385, $64,745 and $65,112 for Mr. Lynch, and $10,186, $10,260 and $10,334 for Mr. Taylor, for fiscal years 1996, 1995 and 1994, respectively, pursuant to split-dollar life insurance interest-free loans; and forgiveness in the amount of $479,188 related to a note of Mr. May.

    Mr. Kruithof became Executive Vice Chairman and a director of the Company in October 1996, following the pooling of interests combination of the Company and Mitre plc effective September 3, 1996. Compensation paid by the Company to Mr. Kruithof for services rendered to Mitre plc prior to such date is not included in the above table.

    Following the recommendation of Mr. Lynch, the Board appointed Michael P. May as Chief Executive Officer effective January 27, 1997, a position which Mr. Lynch had held until such date. Mr. May's duties as President were assumed by Phillip A. Clough. Mr. Lynch remains Chairman of the Board of Directors.

    Mr. Taylor and Mrs. Noack retired from the Company in March 1997 and October 1996, respectively.

OPTION GRANTS AND HOLDINGS

    1996 OPTION GRANTS. The following table summarizes the options which were granted during the fiscal year ended December 31, 1996 to the Named Executive Officers. No stock appreciation rights were granted during fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                      INDIVIDUAL GRANTS               POTENTIAL REALIZABLE VALUE
                                          ------------------------------------------  AT ASSUMED ANNUAL RATES OF
                                            % OF TOTAL                                 STOCK PRICE APPRECIATION    GRANT DATE
                                          OPTIONS GRANTED                                FOR OPTION TERM (1)         PRESENT
                                OPTIONS   TO IN EMPLOYEES   EXERCISE     EXPIRATION   --------------------------    VALUE (2)
NAME                            GRANTED   IN FISCAL YEAR      PRICE         DATE         5% ($)       10% ($)        0% ($)
-----------------------------  ---------  ---------------  -----------  ------------  ------------  ------------  -------------
James F. Lynch (3)...........     37,380         *          $   14.71     05-31-2001  $    151,763  $    335,672    $    0.00
                                     970         *          $   13.38     08-29-2001  $      3,793  $      8,439    $    0.00

Henk P. Kruithof.............    none           --             --            --            --            --            --

Michael P. May (4)(5)........    175,000         3.10%      $   15.50     11-11-2006  $  1,680,000  $  4,243,750    $    0.00

Edward R. Taylor (4)(5)......    110,000         1.95%      $   15.50     11-11-2006  $  1,056,000  $  2,667,500    $    0.00

Barry S. Major (4)(5)........    110,000         1.95%      $   15.50     11-11-2006  $  1,056,000  $  2,667,500    $    0.00

Nancy C. Noack...............    none           --             --            --            --            --            --

------------------------

*   Less than 1%

(1) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The average of the high and low sales prices (adjusted for stock splits) for SITEL's Common Stock applicable to the date of grant (June 1, 1996) of the non-qualified option of 970 shares to Mr. Lynch was $13.38 per share as quoted on the Nasdaq Stock Market; the incentive stock option of 37,380 shares was issued to Mr. Lynch at an exercise price of $14.71 per share, which was 110% of such fair market value on such date. The average of the high and low sales prices for SITEL's Common Stock at the date of grant (December 26, 1996) to Messrs. May, Taylor and Major was $15.50 per share as quoted on the Nasdaq Stock Market. For the option granted to Mr. Lynch at an exercise price of $14.71, SITEL's stock price at the end of the 5 year term based on a 5% appreciation rate would be $18.77 and based on a 10% appreciation rate would be $23.69. For the option granted to Mr. Lynch at an exercise price of $13.38, SITEL's stock price at the end of the 5 year and 90 day term based on a 5% appreciation rate would be $17.29 and based on a 10% appreciation rate would be $22.08. For the options granted to Messrs. May, Taylor and Major, SITEL's stock price at the end of the 9 year and 320 day term based on a 5% appreciation rate would be $25.10 and based on a 10% appreciation rate would be $39.75. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(2) This "Grant Date Present Value" column represents the total value of each of the Named Executive Officers' options on the date of grant using the value per share as quoted on the Nasdaq Stock Market less the exercise price.

(3) These options were granted pursuant to the Employee Stock Option Plan. The options are for the purchase of Common Stock of the Company and are exercisable as to 7,670 shares on each of April 15, 1997, 1998, 1999, 2000 and 2001 and expire on May 31, 2001 with respect to the incentive stock options and on August 29, 2001 with respect to the non-qualified options, and are subject to earlier exercise or earlier termination and the other terms and provisions in the option agreements and the Employee Stock Option Plan.

(4) The options were granted pursuant to the Employee Stock Option Plan. These options are for the purchase of Common Stock of the Company and are exercisable as to all shares on May 12, 2006, and expire on November 11, 2006. These options are subject to earlier exercise at the rate of 20% per year if certain goals are met by SITEL on or before December 31, 2001. These options are subject to earlier termination and other terms and provisions in the option agreement and the Employee Stock Option Plan.

(5) Does not include options which were granted but cancelled prior to issuance, as discussed below under "Repricings of Options and Stock Appreciation Rights".

    1996 OPTION EXERCISES AND HOLDINGS. The following table summarizes information on aggregate option exercises in the fiscal year ended December 31, 1996 and information with respect to the value of unexercised options to purchase the Company's Common Stock for the Named Executive Officers. No stock appreciation rights were exercised during 1996 or were outstanding at December 31, 1996.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF SHARES       VALUE OF UNEXERCISED
                                       NUMBER OF SHARES                   UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS AT
                                          ACQUIRED ON          VALUE      OPTIONS AT 12-31-96 (1)       12-31-96 (2)
NAME                                       EXERCISE          REALIZED     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------------  -------------------  -------------  -----------------------  -----------------------
James F. Lynch......................          --                --                    --/38,350     $                /849
Henk P. Kruithof....................          --                --                        --/--                     --/--
Michael P. May......................          --                --              159,208/811,832       2,268,316/9,073,264
Edward R. Taylor....................          --                --               96,598/496,392       1,376,280/5,505,120
Barry S. Major......................          --                --              120,000/590,000         999,375/3,997,500
Nancy C. Noack......................          --                --                 4,124/16,496            58,757/235,027

------------------------

(1) All of the options relate to shares of Common Stock. The options held by Mr. Lynch were granted under the Employee Stock Option Plan. With respect to Mr. May's options, options for 796,040 shares were granted under the SITEL Corporation Stock Option Plan (for Replacement of EEBs) and options for 175,000 shares were granted under the Employee Stock Option Plan. With respect to Mr. Taylor's options, options for 482,980 shares were granted under the SITEL Corporation Stock Option Plan for Replacement of Existing Options and options for 110,000 shares were granted under the Employee Stock Option Plan. Mr. Major's options were granted under the Employee Stock Option Plan. Ms. Noack's options were granted under the SITEL Corporation Stock Option Plan (for Replacement of EEBs).

(2) These values have been calculated by subtracting the per share option exercise price from the fair market value of the underlying Common Stock. Such fair market value is deemed to be the closing price of the Common Stock on the New York Stock Exchange as of December 31, 1996, which was $14.25.

    REPRICINGS OF OPTIONS AND STOCK APPRECIATION RIGHTS. The following table summarizes the adjustments or amendments to the exercise price of stock options or stock appreciation rights previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                          LENGTH OF
                                        NUMBER OF                                                      ORIGINAL OPTION
                                       SECURITIES       MARKET PRICE OF  EXERCISE PRICE                TERM REMAINING
                                   UNDERLYING OPTIONS/   STOCK AT TIME     AT TIME OF         NEW        AT DATE OF
                                    SARS REPRICED OR    OF REPRICING OR   REPRICING OR     EXERCISE     REPRICING OR
NAME                      DATE           AMENDED           AMENDMENT        AMENDMENT        PRICE        AMENDMENT
----------------------  ---------  -------------------  ---------------  ---------------  -----------  ---------------
Michael P. May........   12/26/96         175,000          $   15.50        $   17.75      $   15.50        11/11/06
Barry S. Major........   12/26/96         110,000          $   15.50        $   17.75      $   15.50        11/11/06
Edward R. Taylor......   12/26/96         110,000          $   15.50        $   17.75      $   15.50        11/11/06

    On November 12, 1996, the Compensation Committee approved a stock option program under the Employee Stock Option Plan which contemplated kickoff grants on the same date and with the same exercise price to exempt employees worldwide (the "Award Program"). At the time, the Employee Stock Option Plan provided for the fair market value of the Common Stock to be determined as of the trading day immediately preceding the grant date. The kickoff grants to exempt employees worldwide pursuant to the Award Program approved on November 12, 1996 thus originally were to be based upon the November 11, 1996 stock price of the Common Stock. Before these options were actually issued to employees, the Company determined that United Kingdom law would not permit use of the preceding day's stock price as the fair market value of grants on November 12, 1996 to United Kingdom employees and that the Company would either have to set a different exercise price for its United Kingdom employees or such United Kingdom employees would be taxed on any increase in the stock price between the two dates. In order that its employees worldwide could receive options which would have the same exercise price without adverse tax consequences, on December 26, 1996 the Company amended the Employee Stock Option Plan to provide for the fair market value of the Common Stock to be determined as of the grant date rather than the preceding trading day. Also on December 26, 1996, the Compensation Committee cancelled the November 12, 1996 option grants and granted new options. The executive officers named in the above table are the only Named Executive Officers who were granted options under the Award Program during 1996.

EMPLOYMENT AGREEMENTS

    JAMES F. LYNCH. In May 1995, the Company entered into an employment agreement with Mr. Lynch providing for payment of a base salary equal to an amount established by the Compensation Committee from time to time, but in no event less than $250,000 in the first year (with annual adjustments for increases in the consumer price index). The agreement is for a rolling three-year term through no later than May 2003. Mr. Lynch is entitled to a bonus calculated pursuant to criteria agreed upon each year by Mr. Lynch and the Compensation Committee. The Company has agreed to grant Mr. Lynch annual stock options covering a minimum of 5% of the aggregate number of shares for which options were granted during the year to other employees and non-employee directors. These options fully vest if Mr. Lynch's employment is terminated other than for cause or his voluntary resignation. Mr. Lynch may terminate the employment agreement by providing 30 days' written notice of his resignation. If Mr. Lynch voluntarily terminates his employment with the Company by resigning, or if his employment is terminated by reason of his death or disability, he or his estate is entitled to a severance payment equal to 18 months of his base salary and 1.5 times his average bonus over the preceding three years. If he is terminated constructively, involuntarily or without cause, he will be entitled to a severance payment equal to his base salary and his average bonus over the three preceding years multiplied by the number of years then remaining in the term of the agreement (rounding fractional years up). If Mr. Lynch's employment is terminated for cause, he will receive a cash payment equal to his base salary, bonuses and other compensation and benefits up to the date of termination. In the event that Mr. Lynch's employment is terminated prior to the expiration of the agreement for any reason other than his voluntary resignation or expiration of the employment agreement, he will be entitled to certain registration rights with respect to his shares of Common Stock. Unless Mr. Lynch's employment is terminated by the Company without cause, he has agreed not to compete against the Company for 18 months after termination of his employment.

    MICHAEL P. MAY. Mr. May has an employment agreement terminable at will providing for payment of a base salary of $95,000 plus an annual bonus of up to 30% of such amount determined in the discretion of the Board of Directors. In addition, upon execution of the agreement, Mr. May received stock appreciation rights in 312,500 shares of the Company's Common Stock (which were replaced by 199,010 stock options under the Company's Stock Option Plan (for replacement of EEBs) in February 1995). The Company also agreed to forgive a loan owed to the Company by Mr. May in the original principal amount of $407,819 upon certain events, including the completion of an initial public offering. The loan was forgiven in February 1995. The Company also agreed to hold Mr. May harmless from certain personal guarantees which existed at the time of the Company's purchase of May Telemarketing, Inc. in 1992. Unless Mr. May's employment is terminated without cause, he has agreed not to compete against the Company for two years after termination of his employment. In April 1997, Mr. May's base salary was increased to $250,000.

BENEFIT PLANS

    The following summary description of the Company's existing benefit plans does not incorporate any changes proposed to the Directors Stock Option Plan and the Employee Stock Option Plan in Items 3 and 4 of this Proxy Statement.

    STOCK OPTION PLAN FOR REPLACEMENT OF EXISTING OPTIONS. In February 1995, the Company's Board of Directors and stockholders adopted the SITEL Corporation Stock Option Plan for Replacement of Existing Options (the "Replacement Plan"). Pursuant to the Replacement Plan, the Company granted non-qualified options ("Replacement Options") to purchase up to 4,541,780 shares of the Company's Common Stock to those employees of the Company who, as of the effective date of the Plan, owned options to purchase stock of the Company (the "Terminated Options") in replacement of such Terminated Options. No further options will be granted under the Replacement Plan. The Replacement Plan is administered by the Compensation Committee.

    Replacement Options granted pursuant to the Replacement Plan have an exercise price of $.0025 per share and expire five years and 90 days from the date of grant but remain in effect despite termination of employment of an optionee (including upon death). Replacement Options are exercisable in five equal installments beginning on January 1, 1996, with succeeding installments becoming exercisable on January 10, 1997, 1998, 1999 and 2000. The Replacement Options are subject to accelerated exercisability in connection with certain events involving dissolution, merger, consolidation, sale or lease of substantially all of the Company's assets, or a change in control of the Company if the acquiring or surviving entity does not assume or replace the Replacement Options with substantially equivalent options.

    Under the Replacement Plan, each holder of options is required as a condition of option exercise to enter into a ten-year voting agreement (the "Voting Agreement") with James F. Lynch, the Company's Chief Executive Officer, pursuant to which each will agree to vote all shares of Common Stock held by such individual in the manner directed by Mr. Lynch. The ten year term of the Voting Agreement does not commence for option holders until the exercise of their respective options. The Voting Agreement is binding on each of the stockholders' and option holders' successors in interest. Mr. Lynch is required to release shares covered by the Voting Agreement if a stockholder intends to sell shares in the public market, completes the sale within 90 days of the release and, in the case of employees of the Company, the stockholder is not then competing against the Company. Shares sold into the public market will thereafter not be subject to the Voting Agreement. The Replacement Plan also provides that, prior to publicly or privately selling any shares underlying options, optionees must provide the Company with written notice of the sale and the right to elect to purchase such shares within ten days at the market price or the privately negotiated sales price, as the case may be. This right of first refusal expires as to shares sold into the public market.

    STOCK OPTION PLAN FOR REPLACEMENT OF EEBS. In February 1995, the Company's Board of Directors and stockholders adopted the SITEL Corporation Stock Option Plan (the "EEB Replacement Plan"). Pursuant to the EEB Replacement Plan, the Company granted non-qualified options ("EEB Options") to purchase up to 7,381,720 shares of the Company's Common Stock to employees of the Company who, as of the effective date of the Plan, owned stock appreciation rights under the Company's Employee Equity Benefit Plan (the "EEB Plan") which was terminated concurrently with the adoption of the EEB Replacement Plan. No further options will be granted under the EEB Replacement Plan. The EEB Replacement Plan also is administered by the Compensation Committee.

    EEB Options granted pursuant to the EEB Replacement Plan have an exercise price of $.0025 per share and expire five years and 90 days from the date of grant but remain in effect despite termination of employment of an optionee (including upon death). EEB Options are exercisable in five equal installments beginning on January 1, 1996, with succeeding installments becoming exercisable on January 10, 1997, 1998, 1999 and 2000. The EEB Options are subject to accelerated exercisability in connection with certain events involving dissolution, merger, consolidation, sale or lease of substantially all of the Company's assets, or a change in control of the Company if the acquiring or surviving entity does not assume or replace the EEB Options with substantially equivalent options.

    The EEB Plan also provides that optionees must enter into a Voting Agreement and comply with a right of first refusal similar to those described above under the Replacement Plan.

    EMPLOYEE STOCK OPTION PLAN. In September 1996 the Company's Board of Directors adopted, and in October 1996 the Company's stockholders approved, the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan (the "Employee Stock Option Plan"). The Employee Stock Option Plan provides for the granting of various types of incentive awards ("Awards") for the issuance of up to an aggregate of 9,800,000 shares (as adjusted for stock splits) of Common Stock to employees and independent consultants of the Company and its subsidiaries. The Awards permitted under the Employee Stock Plan include: (a) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options") and/or options that do not qualify as Incentive Options ("Non-Qualified Options") (collectively, "Options"), (b) stock appreciation rights with respect to shares of Common Stock of the Company ("SARs"), (c) nonvested or restricted shares of Common Stock of the Company ("Restricted Stock"), (d) performance share awards which are designated as a specified number of shares of Common Stock of the Company and earned based on performance ("Performance Shares"), and (e) performance unit awards which are designated as having a certain value per unit and earned based on performance ("Performance Units"). The Employee Stock Option Plan is administered by the Compensation Committee.

    Incentive Options may not be granted at exercise prices less than the fair market value of the Common Stock on the date of grant (or, for an option granted to a person holding more than 10% of the Company's voting stock, at less than 110% of fair market value). Non-Qualified Options may not be granted at an exercise price below the par value of the shares of Common Stock. SARs are granted at exercise prices as determined by the Compensation Committee. The Company may settle the SAR in the form of cash (either in a lump sum payment or in installments), whole shares of Common Stock or a combination thereof, as the participant's award agreement prescribes. Restricted Stock may be vested or may be nonvested until specific conditions specified in the participant's award agreement are met. Restricted Stock may be issued to a participant with or without payment by the participant of any consideration, unless required to pay a minimum price such as par value. Performance Shares and Performance Units may be granted without payment by the participant of any consideration and vest upon achievement of the applicable objectives within the applicable performance period. Following the end of the applicable performance period, the Company may settle vested Performance Shares and Performance Units in the form of cash (either in a lump sum payment or in installments), whole shares of Common Stock or a combination thereof, as the participant's award agreement prescribes.

    A participant whose employment ceases for cause forfeits all unexercised vested Awards and all nonvested Awards. A participant whose employment ceases because of total and permanent disability or for any reason other than death or for cause forfeits any non-vested Awards and has three months after termination within which to exercise his or her vested Awards. Awards may not be transferred other than by will or the laws of descent and distribution and the vested portion of Awards may be exercised during the lifetime of an optionee. The vested portion of Awards which have been granted to participants who terminate employment due to death may be exercised for a period of one year thereafter, except that any Performance Share, Performance Unit, or share of Restricted Stock which is not vested and did not become vested as a consequence of the participant's death is forfeited. The term of each award, which is fixed at the date of grant, may not exceed ten years from the date the award is granted, except that an Incentive Option granted to a person holding more than 10% of the Company's voting stock may be exercisable only for five years. Each share of Restricted Stock which is not vested within 10 years from the date the Restricted Stock was granted is forfeited. Options may be made exercisable in whole or in installments. The Employee Stock Option Plan also provides that optionees must enter into a Voting

Agreement and comply with a right of first refusal similar to those described above under the Replacement Plan.

    DIRECTORS STOCK OPTION PLAN. In April 1995, the Board of Directors adopted the SITEL Corporation 1995 Non-Employee Directors Stock Option Plan (the "Directors Stock Option Plan"), which provides for automatic, formula grants of Non-Qualified Options to each non-employee director of the Company. The Company is authorized to issue 120,000 shares (as adjusted for stock splits to date) under this plan. Each non-employee director is granted Non-Qualified Options to purchase 4,000 shares (as adjusted for stock splits to date) of Common Stock upon first being elected to the Board of Directors and on each anniversary thereof. The exercise price for all Non-Qualified Options will equal the fair market value of the Common Stock on the date of grant and options will become exercisable commencing one year after grant and remain exercisable for a period of nine years thereafter. The Non-Employee Directors Plan is administered by the Board members who are not eligible to participate in this plan. The Non-Employee Directors Plan also provides that optionees must enter into a Voting Agreement and comply with a right of first refusal similar to those described above under the Replacement Plan.

    EXECUTIVE WEALTH ACCUMULATION PLAN. In May 1994, the Company adopted the SITEL Corporation Executive Wealth Accumulation Plan (the "Wealth Accumulation Plan"). The Wealth Accumulation Plan is administered by the Compensation Committee and permits executive employees selected by the Compensation Committee to elect voluntary salary reductions of up to 25% of base salary and 100% of incentive compensation. The Company may voluntarily match a portion of the compensation deferred by participants. Amounts deferred by participants are fully vested immediately and amounts contributed by the Company are subject to a vesting schedule beginning after five years of service with the Company until the earlier of 15 years of service with the Company or death, disability or retirement after age 65 (subject to accelerated vesting in the event of a change of control of the Company). Participants' accounts earn interest at a rate equal to the average of the composite yield on Moody's Seasoned Corporate Bond Yield Index as published by Moody's Investor's Services. Participants may also receive early distribution of their entire vested account in one lump sum payment after having participated in the plan for five years. The Company's obligations under the Wealth Accumulation Plan are unfunded and unsecured.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    SITEL's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed of two non-employee directors. The Committee has the responsibility for general oversight of the Company's compensation program and benefit plans. The Committee regularly reviews the executive compensation policies and practices of the Company and establishes the salaries of executive officers. The Committee administers the stock option plans in which executive officers participate.

COMPENSATION POLICIES

    The Company's compensation policies are designed to attract and retain highly able and motivated individuals at all levels of the Company. In addition, the compensation policies are designed to be cost effective and to treat all employees fairly. The Company's overall approach to compensation emphasizes the following: competitive salaries, significant bonuses tied to Company, business unit and individual performance, and an opportunity to build exceptional long-term value through equity participation.

    In establishing total compensation amounts, the Committee considers a variety of measures of historical and projected Company performance. This review includes such measures as revenues, operating margin, net income, earnings per share, return on shareholders' equity, return on assets, performance against budget, and total market value. This information forms the basis for the Committee's assessment of the Company's overall performance and prospects, which underpins the Committee's establishment of total compensation ranges. The Committee makes a subjective determination based upon a collective consideration of all such factors.

FACTORS AND CRITERIA OF EXECUTIVE COMPENSATION

    ANNUAL COMPENSATION

    Annual compensation for 1996 consisted of three components: base salary, cash bonuses, and equity participation. Individual base salary increases are determined primarily by individual performance. Assessment of an individual's performance includes consideration of a person's impact on the Company's financial performance as well as their judgment, creativity, effectiveness in developing subordinates, and contributions to the improvement in the quality of the Company's services and operations.

    Annual cash bonuses are paid to executives pursuant to executive bonus programs at the corporate and business unit levels. These programs have operated from June 1 through May 31, but are changing to correspond with the Company's change to a calendar year. As a transition into calendar year plans, including bonus programs, the Company intends to continue in place its previous fiscal 1997 plans for the North American Operating Region and the executives and members of the senior corporate staff for the twelve months ending May 31, 1997. The Company's other operating regions already had calendar year bonus plans in place. A June 1997 review is scheduled to compare actual performance against the previous fiscal 1997 plans for the North American Operating Region and the Company overall, with a possible mid-year payment of bonuses to the North American Operating Region and corporate management as a transition into the calendar 1997 plan. Any bonuses paid under the previous fiscal 1997 plan are to be applied against the bonuses determined under the calendar 1997 plan discussed below. Because the cash bonus compensation for executives for the last seven months of 1996 will not be determined or paid until after May 31, 1997, the cash bonus component of 1996 annual compensation shown in the Executive Compensation table in the Proxy Statement relates solely to the former fiscal year ended May 31, 1996.

    Under the fiscal 1997 plans, the executives and members of the senior corporate staff participate in a bonus pool which, subject to downward adjustment if operating margin and net income objectives are not met, represents approximately 1% of the Company's revenues. The North American Operating Region business unit executives participate in a similar bonus pool which, again subject to downward adjustment if operating margin and net income objectives are not met, represents approximately 1% of the business unit's revenues. Actual awards from the bonus pools depend upon achievement of Company, business unit and individual goals. Generally approximately 80% of the actual corporate level bonus pool has been allocated among the senior management and the other 20% has been allocated among the other executives and staff at the corporate level. Generally up to approximately 25% of each business unit's actual bonus pool has been allocated to the business unit head and the balance has been allocated to the other executives and staff in the business unit.

    Under the calendar year bonus plans into which the Company will transition during 1997, senior management will have cash bonus opportunities based upon a percentage of the executive's base salary. No bonus is payable unless the Company achieves at least 40% growth in both revenues and earnings per share over the prior year. The full bonus is payable if the Company achieves at least 50% growth in both revenues and earnings per share over the prior year. The bonus program for each business unit consists of a bonus plan constructed to actual performance against their business plan and tied to the prior year's performance. The Committee has discretion to adjust upward or downward bonus amounts computed according to any of the bonus plans or programs.

    LONG-TERM INCENTIVES

    Stock options are a form of long-term incentive used for executive officers and other management level employees. This incentive emphasizes the long-term focus necessary for the Company's continued success. The Company has also emphasized the importance of substantial equity ownership by individuals in leadership roles to ensure proper focus on shareholder value. Stock options have traditionally been granted broadly and deeply within the organization. In December 1996, the Company began a new program under which one-time "kickoff" options are awarded to all full-time exempt employees worldwide, including new employees joining the Company after the kickoff. The options become exercisable on May 12, 2006 and expire on November 11, 2006 but are subject to earlier exercise at the rate of 20% per year if certain performance goals are met by the Company on or before December 31, 2001. Approximately 4.6 million kickoff options were granted during 1996 to more than 1,700 employees worldwide under this award program. Top-performing employees in Levels 1 through 6, which excludes senior management and business unit leaders and generally consists of directors, managers, supervisors and other full-time salaried employees with responsibility for executing defined goals in support of the Company's business plan, are eligible to be awarded additional options on similar terms based upon their individual performance during the year.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of James F. Lynch, Chairman of the Board and Chief Executive Officer during 1996, is determined in substantial part by his employment agreement. Mr. Lynch's employment agreement provides for a $250,000 base salary, a bonus calculated pursuant to criteria agreed upon each year by Mr. Lynch and the Compensation Committee, and options equal to at least 5% of the options granted during the year to other employees.

    In establishing the agreed bonus criteria applicable to the twelve month period ending May 31, 1997, the Committee reviewed with Mr. Lynch the financial and business performance of the Company for the year ending May 31, 1996. The review included a number of factors, including revenues, operating margins, earnings, return on equity, growth in revenues and earnings, and total shareholder return. In arriving at the agreed criteria, the Committee made a subjective determination based upon a consideration of all such factors collectively, rather than assigning relative rates or rankings for such factors. The cash bonus component of annual compensation shown for Mr. Lynch in the Executive Compensation table for 1996 relates to the June 1, 1995 through May 31, 1996 period, which was reported on by the Committee in the 1996 proxy statement. Mr. Lynch's actual cash bonus compensation for the last seven months of 1996 is not scheduled to be determined or paid until after May 31, 1997 and is to be based upon an evaluation of Mr. Lynch's and the Company's performance from June 1, 1996 through May 31, 1997.

    In accordance with his employment agreement, Mr. Lynch was awarded a total of 38,350 options in June 1996 at fair market value (non-qualified options) or 110% of fair market value (incentive stock options) at date of grant. Mr. Lynch elected not to participate in the Company's award of kickoff options in December 1996.

COMMITTEE ACTIONS

    The Committee's actions were not modified or rejected in any material way by the Board of Directors.

                                          SUBMITTED BY THE
                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS
                                          OF SITEL CORPORATION

                                          Bill L. Fairfield
                                          George J. Kubat

PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the cumulative stockholder return on the Company's Common Stock for the period since the Initial Public Offering of its Common Stock on June 8, 1995 with the cumulative total return of a Competitor Index (computed by the Company) and with the Standard & Poors 500 Index through the year ended December 31, 1996. The comparison assumes $100 was invested on June 8, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             SITEL    COMPETITORS INDEX    S&P 500
6/8/95       $100.00                         $100.00
6/30/95      $117.17                         $102.13
7/31/95      $136.04                         $105.37
8/31/95      $140.89                         $105.34
9/30/95      $160.55                         $109.56
10/31/95     $149.15             $100.00     $109.02
11/30/95     $168.74             $125.25     $113.49
12/31/95     $200.66             $132.18     $115.47
1/31/96      $217.89             $181.19     $119.24
2/29/96      $250.66             $179.70     $120.07
3/31/96      $296.53             $282.18     $121.02
4/30/96      $362.06             $264.11     $122.64
5/31/96      $344.04             $291.11     $125.44
6/30/96      $550.46             $276.16     $125.73
7/31/96      $445.61             $254.25     $119.98
8/31/96      $460.35             $292.85     $122.23
9/30/96      $583.22             $351.71     $128.85
10/31/96     $517.69             $320.41     $132.22
11/30/96     $517.69             $295.27     $141.92
12/31/96     $373.53             $252.34     $138.87

    Since the Company's initial public offering in June 1995, over a dozen telemarketing firms have gone public. The five largest, in terms of market capitalization, were used to compute a "Competitors' Index", using month-end stock prices and their respective market capitalization values to appropriately weight their stock prices. Monthly data points were used to add meaning to the period's results.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT

    The Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, are required to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. Copies of such reports must also be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1996 its officers and directors and greater than 10% beneficial owners complied with such filing requirements, except that Michael P. May, Barry S. Major, Edward R. Taylor, Alan J. Rausch, Donald J. Vrana, Henk P. Kruithof, George J. Kubat, and the George J. Kubat Trust each filed one report, relating to certain transactions during 1996, after the due date thereof.

                    ITEM 3: APPROVE THE AMENDED AND RESTATED
           SITEL CORPORATION 1995 NON-EMPLOYEE DIRECTORS OPTION PLAN

    In 1995, the Company's Board of Directors adopted, and the Company's stockholders approved, the SITEL Corporation 1995 Non-Employee Directors Stock Option Plan ("Prior Plan"). As of January 31, 1997, a total of 28,000 options was outstanding under the Prior Plan.

    Subject to stockholder approval, the Board of Directors of SITEL has adopted the Amended and Restated SITEL Corporation Non-Employee Directors Stock Option Plan ("Restated Plan"), which amends and restates the Prior Plan. The material changes from the Prior Plan are to (a) provide for issuance of up to a total of 300,000 shares of Common Stock, an increase of 180,000 shares from the Prior Plan, (b) provide that non-qualified options to purchase 18,000 shares of Common Stock shall be granted on each date a non-employee director is elected or re-elected to the Board of Directors for a three-year term which options shall become exercisable in three equal annual installments beginning one year after the date of grant and (c) provide for accelerated exercisability of the options if the Company dissolves, liquidates, merges or consolidates with another corporation and is not the surviving corporation, or substantially all of the assets or more than 80% of the outstanding Common Stock is sold. Under the Prior Plan, non-employee directors were granted options to purchase 4,000 shares (as adjusted for stock splits to date) of Common Stock on an annual basis which options became exercisable on the first year anniversary of the option grant date and such exercisability was not accelerated upon the events described above. Approval of the Restated Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote.

    The following summary of the material terms of the Restated Plan, a copy of which is attached hereto as Appendix B, does not purport to be complete and is subject to and qualified in its entirety by the full terms of the Restated Plan.

    All members of the Board who are not employees of the Company or any Subsidiary as of the date of any option grant pursuant to the Restated Plan are eligible to participate in the Restated Plan. The Restated Plan provides for automatic, formula grants of non-qualified options to purchase 18,000 shares of the Company's Common Stock to each non-employee director upon first being elected to the Board for a three-year term and on each succeeding date that such person is re-elected to the Board. The exercise price for all such options will equal the fair market value of the Common Stock on the date of grant. The options granted to a director in respect of a three-year term become exercisable in three equal annual installments beginning one year after the date of grant and will remain exercisable (subject to earlier termination upon certain corporate events) until ten years after the date of the grant. The Non-Employee Directors Plan is administered by the Board members who are not eligible to participate in this plan. The Non-Employee Directors Plan also provides that optionees must enter into a Voting Agreement and comply with a right of first refusal similar to those described above under the Replacement Plan.The aggregate number of shares of Common Stock which may be issued under the Restated Plan is 300,000 shares. The aggregate market value of the Common Stock underlying the options permitted by the Restated Plan is $4,425,000, based upon the $14.75 closing price of the Common Stock as of April 8, 1997.

    As contemplated by the Restated Plan, the Class II non-employee directors elected at the 1997 annual meeting of stockholders (Kelvin C. Berens and George
J. Kubat) will receive options to purchase 18,000 shares of the Company's Common Stock, and the Class I non-employee director elected at the 1996 annual meeting of stockholders (Bill L. Fairfield) will receive options to purchase 12,000 shares of Common Stock, which reflects proration of the 18,000 shares for the two years remaining under his current term. Kelvin C. Berens, George J. Kubat, and Bill L. Fairfield each received options to purchase 8,000 shares of Common Stock (as adjusted for stock splits to date) under the Prior Plan, and all current directors who are not executive officers as a group received options to purchase 24,000 shares of Common Stock (as adjusted for stock splits to date) under the Prior Plan.

    The following table shows, based on the expected composition of the Board immediately following the meeting, the number of shares covered by stock options which will be granted in 1997 under the Restated Plan, provided it is approved by stockholders.

                               NEW PLAN BENEFITS

NAME AND POSITION                                                    DOLLAR VALUE      NUMBER OF SHARES
---------------------------------------------------------------  --------------------  -----------------
All current directors who are not executive officers as a group
  (3 persons)..................................................  Not determinable             48,000

    Non-qualified options may not be granted at exercise prices less than the fair market value of the Common Stock on the date of grant. Options granted to a director in respect of a three-year term will become exercisable in three equal annual installments of the total shares of Common Stock covered by the option, beginning with the first year anniversary of the date the option is granted. No option may be exercised after the expiration of ten years from the date it is granted.

    The Restated Plan is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). The tax treatment of non-qualified options is governed by Section 83 of the Code. Generally, holders of non-qualified options are subject to tax, at ordinary income rates, at the time of exercise of the non-qualified option and the Company receives a corresponding income tax deduction, and future appreciation after the date is subject to capital gains treatment.

    Options may be granted pursuant to the Restated Plan through May 31, 2005. All options which are outstanding on such date remain in effect until they are exercised or expire by their terms. The Restated Plan expires for all purposes on May 31, 2015. The Board is authorized to suspend, discontinue, revise, amend or extend the Restated Plan for an additional term at any time, subject to stockholder approval if then required by the Code or other applicable laws or regulations. The Restated Plan is administered by the Committee, which is comprised of the Board member(s) who are not eligible to participate in the Restated Plan.

    If a participant's service as a director of the Company terminates for any reason, then the participant's options which were exercisable on the date of the participant's termination of service as a director shall remain in full force and effect and the participant may exercise such outstanding options in accordance with their original terms. All options which had been granted to the participant as of the date of the participant's termination of service as a director but were not yet exercisable shall automatically terminate as of such director's termination date. Options may not be transferred or assigned other than by will or the laws of descent and distribution and the vested portion of options may be exercised during the lifetime of a participant only by such participant or the participant's legal representative. The exercisable portion of options which have been granted to participants who terminate service as a director due to death may be exercised by such deceased participant's executor, administrator, other duly appointed representative, or the devisee of such deceased participant's options in accordance with the terms and provisions of the Restated Plan and the applicable option agreement. The term of each option is fixed at the date of grant and may not exceed ten years from the date the option is granted.

    Options are exercisable in whole or in installments. Unless otherwise provided in the particular award agreement, if the Company dissolves, liquidates, merges or consolidates with another corporation and is not the surviving corporation, or substantially all of the assets or more than 80% of the outstanding Common Stock of the Company is sold, then each option shall expire as of the effective date of such transaction, provided that the Committee shall give at least fifteen (15) days prior written notice of such event to any participant who shall then have the right to exercise his or her outstanding options in whole or in part prior to the effective date of such transaction, subject to earlier expiration pursuant to the Restated Plan.

    Participants must comply with a right of first refusal in favor of the Company with respect to the sale of any shares of Common Stock acquired upon the exercise of options granted under the Restated Plan. All shares of Common Stock issued pursuant to the Restated Plan will be subject to a Voting Agreement in favor of James F. Lynch and to a right of first refusal in favor of the Company with respect to the sale of any shares acquired upon exercise of options granted under the Restated Plan.

    The Board of Directors of the Company intends to submit the following Resolution to the stockholders of the Company at the meeting:

        RESOLVED, that the stockholders of the Company hereby approve the Amended and Restated SITEL Corporation 1995 Non-Employee Directors Stock Option Plan which is set forth in Appendix B to the Proxy Statement for the 1997 Annual Meeting.

    THE BOARD RECOMMENDS A VOTE FOR THE RESOLUTION APPROVING THE AMENDED AND RESTATED SITEL CORPORATION 1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. Proxies received by the Board of Directors of the Company will be voted for such Resolution unless stockholders specify a contrary choice in their proxies. Approval of such Resolution will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote.

            ITEM 4: APPROVE AN AMENDMENT TO THE AMENDED AND RESTATED
               SITEL CORPORATION 1995 EMPLOYEE STOCK OPTION PLAN

    In 1996, the Company's Board of Directors adopted, and the Company's stockholders approved, the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan ("Restated Plan"). As of January 31, 1997, a total of 6,626,116 options was outstanding under the Restated Plan.

    Subject to stockholder approval, the Company's Board of Directors has adopted an amendment to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan ("Amendment"), a copy of which is attached hereto as Exhibit
C. The Amendment provides that the aggregate number of shares of Common Stock which may be utilized and/or issued to a participant under the Restated Plan shall not exceed one million (1,000,000) shares. The Amendment also documents the adjustment which the Compensation Committee previously made, in accordance with Section 12 of the Restated Plan, to the total number of shares which may be issued under the Restated Plan from 4,900,000 shares to 9,800,000 shares because of a stock split effective October 21, 1996. Approval of the Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote.

    The following summary of the material terms of the Restated Plan, as amended, does not purport to be complete and is subject to and qualified in its entirety by the full terms of the Restated Plan, as amended.

    All employees and independent consultants of the Company and its subsidiaries (including an employee or independent consultant who is an officer or director) are eligible to participate in the Restated Plan. The Plan Administrator, which is a committee consisting of at least two non-employee directors, administers the Restated Plan, selects the employees and independent consultants who will participate in the Restated Plan, and grants awards to participants.

    The following table shows the total Awards which have been granted or issued to each Named Executive Officer, to the current executive officers as a group, and to all employees other than current executive officers (as adjusted for stock splits) as of January 31, 1997 for the issuance or acquisition of shares of the Company's Common Stock under the Restated Plan. Because future Awards to these persons and groups are discretionary and cannot be determined at this time, the table does not reflect any such Awards.

                                 PLAN BENEFITS

                                                             EXERCISE PRICE PER
NAME AND POSITION                                                   SHARE           NUMBER OF SHARES (1)
---------------------------------------------------------  -----------------------  --------------------
James F. Lynch                                             $14.71                             37,380
Chief Executive Officer..................................  13.38                                 970

Henk P. Kruithof
Executive Vice Chairman..................................  --                                --

Michael P. May
President................................................  15.50                             175,000

Edward R. Taylor
Executive Vice President.................................  15.50                             110,000

                                                             EXERCISE PRICE PER
NAME AND POSITION                                                   SHARE           NUMBER OF SHARES (1)
---------------------------------------------------------  -----------------------  --------------------
Barry S. Major                                             5.92                              600,000
Executive Vice President.................................  15.50                             110,000

All current executive officers as a group................  Fair market value on            1,323,350
                                                           date of grant

All employees, other than current executive officers, as
a group..................................................  Fair market value on            5,359,274
                                                           date of grant

------------------------

(1) Does not include options which were granted but cancelled prior to issuance, as discussed above under "Repricings of Options and Stock Appreciation Rights".

    The Restated Plan permits the grant of various types of incentive awards ("Awards") including (a) incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options") and/or options that do not qualify as Incentive Options ("Non-Qualified Options") (collectively, "Options"), (b) stock appreciation rights with respect to shares of Common Stock of the Company ("SARs"), (c) nonvested or restricted shares of Common Stock of the Company ("Restricted Stock"), (d) performance share awards which are designated as a specified number of shares of Common Stock of the Company and earned based on performance ("Performance Shares"), and
(e) performance unit awards which are designated as having a certain value per unit and earned based on performance ("Performance Units"). The aggregate number of shares of Common Stock which may be utilized and/or issued with respect to Awards is 9,800,000 shares. The aggregate number of shares of Common Stock which may be utilized and/or issued with respect to Awards per participant is 1,000,000 shares. The aggregate market value of the Common Stock underlying the Awards permitted by the Restated Plan is $144,550,000, based upon the $14.75 closing price of the Common Stock as of April 8, 1997.

    Incentive Options may not be granted at exercise prices less than the fair market value of the Common Stock on the date of grant (or, for an option granted to a person holding more than 10% of the Company's voting stock, at less than 110% of fair market value). Non-Qualified Options may not be granted at exercise prices below the par value of the shares of Common Stock. The Restated Plan is not qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"). The tax consequences of the issuance and exercise of Options granted under the Restated Plan depend upon whether they are Incentive Options or Non-Qualified Options. The tax treatment of Incentive Options is governed by Sections 421 and 422 of the Code while the tax treatment of Non-Qualified Options is governed by Section 83 of the Code. Generally, holders of Incentive Options are subject to tax, at capital gains rates at the time they dispose of the stock acquired upon exercise of the Incentive Option, subject to certain required minimum holding periods. If the stock has not been held for the requisite minimum holding period, the income realized with be taxed at ordinary income rates at the time of the disqualifying disposition and the Corporation receives a corresponding income tax deduction. Generally, holders of Non-Qualified Options are subject to tax, at ordinary income rates, at the time of exercise of the Option and the Company receives a corresponding income tax deduction and future appreciation after the exercise date is subject to capital gains treatment.

    SARs allow a participant to receive all or any portion of the future appreciation in the fair market value of one share of Common Stock on the date of exercise over the exercise price of such SAR. SARs are granted at exercise prices as determined by the Plan Administrator. The Company may settle the SAR in the form of cash (either in a lump sum payment or in installments), whole shares of Common Stock or a combination thereof, as the participant's award agreement prescribes.

    Restricted Stock may be vested or may be nonvested until specific conditions specified in the participant's award agreement are met. Restricted Stock may be issued to a participant with or without payment by the participant of any consideration, unless required to pay a minimum price such as par value.

    Performance Shares (designated as a specified number of shares of Common Stock) and Performance Units (designated as a specified dollar value) may be granted without payment by the participant of any consideration and vest upon achievement of the applicable objectives within the applicable performance period. Following the end of the applicable performance period, the Company may settle vested Performance Shares and Performance Units in the form of cash (either in a lump sum payment or in installments), whole shares of Common Stock or a combination thereof, as the participant's award agreement prescribes.

    Awards may be granted pursuant to the Restated Plan through September 20, 2005. All Awards which are outstanding on such date remain in effect until they are exercised or expire by their terms. The Restated Plan expires for all purposes on September 20, 2015. The Board is authorized to extend the Plan for an additional term at any time; however, no Incentive Stock Options may be granted under the Restated Plan during an extended term unless, if stockholder approval is then required by the Code or applicable regulations, the extension is approved by the stockholders of the Company within one year of such extension. The Plan Administrator may amend or terminate the Restated Plan at any time, subject to stockholder approval if then required by the Code or applicable regulations with respect to amendments that would (i) increase the aggregate number of shares of Common Stock issuable as Incentive Stock Options under the Restated Plan, or (ii) change the designation of the class of persons eligible to receive Incentive Stock Options.

    A participant who leaves the Company for reasons other than death, total and permanent disability, or termination for cause forfeits any non-vested Performance Shares and/or Performance Units, forfeits any non-vested shares of Restricted Stock, and has three months after termination within which to exercise his or her vested awards other than awards of Performance Shares, Performance Units or Restricted Stock. Awards may not be transferred other than by will or the laws of descent and distribution and the vested portion of Awards may be exercised during the lifetime of an optionee only by the optionee. The vested portion of Awards which have been granted to employees who terminate employment due to death may be exercised for a period of one year thereafter, except that any Performance Share, Performance Unit, or share of Restricted Stock which is not vested and did not become vested as a consequence of the participant's death is forfeited. The term of each award, which is fixed at the date of grant, may not exceed ten years from the date the award is granted, except that an Incentive Option granted to a person holding more than 10% of the Company's voting stock may be exercisable only for five years and except that the term of Performance Shares or Performance Units may not exceed ten years from the date the Performance Share and/or Performance Unit was granted. Each share of Restricted Stock which is not vested within 10 years from the date the Restricted Stock was granted is forfeited. In the event of a participant's death, Performance Shares and/or Performance Units may not be transferred other than by will or the laws of descent and distribution and any Performance Shares and/or Performance Units which are not vested and did not become vested as a consequence of the participant's death are forfeited.

    Awards may be made exercisable in whole or in installments. Unless otherwise provided in the particular option agreement, upon the (a) dissolution or liquidation of the Corporation, (b) merger or consolidation of the Corporation with another corporation or other entity pursuant to which the Corporation is not the surviving entity, (c) sale or lease of all or substantially all the business assets of the Corporation, or (d) the sale of more than 80% of the outstanding Common Stock of the Corporation in a single transaction or series of related transactions involving the same acquiring entity or person, unless (A) the surviving or acquiring entity or an entity affiliated with the dissolving or liquidating Corporation assumes the outstanding Awards (which assumption may take the form of replacement of the outstanding Awards with substantially equivalent Awards from the surviving or acquiring or affiliated entity, and with the determination as to whether the outstanding Awards have been assumed and whether the assumption involved "substantially equivalent" Awards being determined by the Plan Administrator within its complete discretion) then (B) each Award shall expire as of the effective date of such transaction, provided that the Plan Administrator shall give at least fifteen (15) days prior written notice of such event to any participant who shall then have the right to exercise his or her Vested Awards (in the manner provided in the Award Agreement) prior to the effective date of such transaction, subject to earlier expiration pursuant to the Plan and any vested Awards remaining unexercised as of the effective date of any such event and all nonvested Awards shall terminate upon the effective date of any such event.

    Participants must comply with a right of first refusal in favor of the Company with respect to the sale of any shares of Common Stock acquired upon exercise of Awards granted under the Restated Plan. All shares of Common Stock issued pursuant to the Restated Plan will be subject to a Voting Agreement in favor of James F. Lynch and to a right of first refusal in favor of the Company with respect to the sale of any shares acquired upon exercise of options or other Awards granted under the Restated Plan.

    The Board of Directors of the Company intends to submit the following Resolution to the stockholders of the Company at the meeting:

        RESOLVED, that the stockholders of the Company hereby approve the amendment to the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan which is set forth in Appendix C to the Proxy Statement for the 1997 Annual Meeting.

    THE BOARD RECOMMENDS A VOTE FOR THE RESOLUTION APPROVING THE AMENDMENT TO THE AMENDED AND RESTATED SITEL CORPORATION 1995 EMPLOYEE STOCK OPTION PLAN. Proxies received by the Board of Directors of the Company will be voted for such Resolution unless stockholders specify a contrary choice in their proxies. Approval of such Resolution will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote.

          ITEM 5: RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1997. Following its appointment on January 31, 1997, KPMG audited the Company's consolidated financial statements for the years ended December 31, 1994, 1995 and 1996. The stockholders are asked to approve the Board's appointment of KPMG Peat Marwick LLP for the fiscal year ending December 31, 1997.

    A representative of KPMG Peat Marwick LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    On January 30, 1997, the Board of Directors determined to change the Company's fiscal year to December 31 in order to correspond with the fiscal year used by SITEL Europe plc (formerly known as Mitre plc) ("Mitre") and National Action Financial Services, Inc. ("NAFS"), two companies recently acquired by the Company in business combinations accounted for as pooling of interests. Effective January 31, 1997, upon the recommendation of its Audit Committee, the Board of Directors of the Company rescinded its previous selection of Coopers & Lybrand LLP ("Coopers & Lybrand") as its principal independent accountants to audit its financial statements for the fiscal year ending May 31, 1997, and selected KPMG Peat Marwick LLP ("KPMG") to serve in such capacity for the fiscal year ending December 31, 1996. KPMG has served for several years as the principal independent accountants to audit the financial statements for Mitre.

    For the fiscal years ending May 31, 1995 and May 31, 1996, Coopers & Lybrand audited the Company's financial statements. The reports of Coopers & Lybrand on the Company's financial statements for these fiscal years did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ending May 31, 1995 and May 31, 1996 and through the January 31, 1997, date of dismissal, there were no disagreements between the Company and Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, as described in Regulation S-K Item 304(a)(1)(iv), and no reportable event, as described in Regulation S-K
Item 304(a)(1)(v).

    During the fiscal years ending May 31, 1995 and May 31, 1996 and through the January 31, 1997 date of engagement, the Company did not consult KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, as described in Regulation S-K Item 304(a)(2)(i), or any matter that was either the subject of a disagreement, as described in Regulation S-K Item 304(a)(1)(iv), or a reportable event, as described in Regulation S-K Item 304(a)(1)(v), except that the Company did consult KPMG on the matter described in the following paragraph.

    In the course of the Company's preparation of restated financial statements which would give effect to the pooling of interests combinations with Mitre and NAFS, there were various communications between the Company, Coopers & Lybrand, and KPMG as Mitre's auditors. During those communications, the Company inquired of both Coopers & Lybrand and KPMG concerning the manner in which a change by SITEL in its fiscal year end to correspond with Mitre's following a pooling of interests should be reflected in filings with the Securities and Exchange Commission. Coopers & Lybrand initially expressed the view that it would not be possible to retroactively restate the Company's financial statements based on Mitre's fiscal year end. KPMG expressed the view that the Securities and Exchange Commission would not object to reflecting a change to Mitre's fiscal year end in the form of retroactively restated pooled financial statements for prior years based on Mitre's fiscal year end. After further reviewing the matter, Coopers & Lybrand advised the Company that they concurred with the view expressed by KPMG. The Company did not receive written views from either firm.

    THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL RATIFYING THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                           1998 STOCKHOLDER PROPOSALS

    The date by which shareholder proposals must be received by the Company for inclusion in the proxy materials relating to the 1998 Annual Meeting of Stockholders is February 6, 1998.

                                 OTHER MATTERS

    Neither the Board of Directors nor management intends to bring any matter for action at the meeting other than those matters described above. If other matters or proposals should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter or proposal in accordance with their best judgment.

                                   APPENDIX A

                                AMENDMENT NO. 1
                                     TO THE
                 AMENDED AND RESTATED SITEL CORPORATION BYLAWS

             As adopted by the Board of Directors on March 20, 1997

    Article III ("Board of Directors"), Section 2, captioned "Number, Election, and Term of Office" of the Amended and Restated SITEL Corporation Bylaws is amended to state in its entirety as follows:

    "The number of directors which shall constitute the Board of Directors shall be seven (7). The directors shall be divided into three classes, with the first class ("Class I") having two (2) directors, the second class ("Class II") having three (3) directors and the third class ("Class III") having two (2) directors. The initial term of office of the original Class I directors shall expire at the 1996 annual meeting of shareholders, the initial term of office of the original Class II directors shall expire at the 1997 annual meeting of shareholders, and the initial term of office of the original Class III director shall expire at the 1998 annual meeting of shareholders. Directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term to expire at the third (3rd) succeeding annual meeting of shareholders after their election, and upon the election and qualification of their successors. At the 1997 annual meeting of shareholders, notwithstanding the provisions of Article III, Section 4 of these Bylaws, the director elected by the shareholders to fill the vacancy created by the increase in the number of Class III directors shall be elected to a term to expire at the 1998 annual meeting of shareholders, and upon the election and qualification of his or her successor. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director."

                                   APPENDIX B

                              AMENDED AND RESTATED
                 SITEL CORPORATION 1995 NON-EMPLOYEE DIRECTORS
                               STOCK OPTION PLAN

                               PURPOSE AND SCOPE

    The Company, having established this Plan to attract, retain, and compensate highly qualified individuals who are not employees of SITEL Corporation for service as members of the Board of Directors of the Company and to provide an incentive for such individuals to expand and improve the profits and prosperity of the Company and to remain associated with the Company, hereby amends certain provisions of the Plan and restates the Plan in its entirety.

                                  DEFINITIONS

    1.  DEFINITIONS.  Unless otherwise required by the context:

    1.1  "BOARD" shall mean the Board of Directors of SITEL Corporation.

    1.2 "COMMITTEE" shall mean the members of the Board who are not Participants.

    1.3 "COMPANY" shall mean SITEL Corporation, a Minnesota corporation, its successors and assigns.

    1.4  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

    1.5 "FAIR MARKET VALUE" of a share of Stock on any day shall be the average of the high and low prices on any stock exchange where such Stock is traded, as reported for such day in THE WALL STREET JOURNAL or, if no such prices are reported for such day, the average of the high bid and low asked prices of Stock as reported for such day. If no price quotation is available for the applicable day, then the Fair Market Value of a share of Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations are for a day not more than ten (10) business days preceding the applicable day. Notwithstanding the foregoing, if the Committee deems it necessary or appropriate or if the Stock is not traded on any stock exchange, the Fair Market Value of a share of Stock on any day shall be determined in good faith by the Committee using such method as the Committee deems appropriate.

    1.6 "FAMILY MEMBER" shall mean a person who is the spouse of a Participant, a parent of a Participant, a parent of the spouse of a Participant, a lineal descendant of a Participant, or the spouse of a lineal descendant of a Participant.

    1.7 "OPTION" shall mean an option to purchase shares of Stock granted pursuant to this Plan.

    1.8 "OPTION AGREEMENT" shall mean the written agreement entered into with a Participant setting forth the terms of the Option granted to the Participant.

    1.9 "OPTION EXERCISE PRICE" shall mean the purchase price for Stock under an Option, as determined in Section 5.2 of the Plan.

    1.10 "PARTICIPANT" shall mean all active members of the Board who are not as of the date of any Option grant made pursuant to this Plan an employee of the Company or any Subsidiary.

    1.11 "PLAN" shall mean this SITEL Corporation 1995 Non-Employee Directors Stock Option Plan, as amended.

    1.12 "STOCK" shall mean the common stock of the Company, with a par value of $.001 per share.

    1.13 "SUBSIDIARY" shall mean any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

    1.14 "TRANSFER" as a verb shall mean to directly or indirectly issue, sell, transfer, assign, pledge, mortgage, create a security interest in, or in any other way encumber or dispose of Stock. "Transfer" as a noun shall mean any issuance, sale, transfer, assignment, pledge, mortgage, creation of a security interest in, or any other encumbrance or disposition of Stock.

                              STOCK TO BE OPTIONED

    2.1  MAXIMUM NUMBER OF SHARES UNDER PLAN.  Subject to the provisions of
Section 9.1 of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is Three Hundred Thousand (300,000) shares. Such shares may be treasury shares or authorized but unissued shares of Stock.

    2.2 REGISTERED OR RESTRICTED SHARES. Regardless of whether the shares issued under the Plan have been registered under the Securities Act of 1933, as amended (the "Act") or have been registered or qualified under the securities laws of any state or foreign country, the Company may impose restrictions upon the sale, pledge, or other transfer of such shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. If the shares issued under the Plan are not registered under the Act and the Company determines that the registration requirements of the Act apply but an exemption is available which requires an investment representation or other representation, the Participant shall be required, as a condition to acquiring such shares, to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. Stock certificates evidencing shares acquired pursuant to an unregistered transaction to which the Act applies shall bear restrictive legends as are required or deemed advisable under the Plan or the provisions of any applicable law. Any determination by the Company and its counsel in connection with any of the matters set forth in this
Section 2.2 shall be conclusive and binding on all persons. The Committee shall in all events direct that any stock certificates evidencing shares of Stock issued pursuant to this Plan shall bear a legend referencing the right of first refusal provided in Section 2.3 of the Plan.

    2.3 RIGHT OF FIRST REFUSAL. Except for a Transfer permitted in accordance with the provisions of Section 2.4 of this Plan, any Participant who desires to Transfer any Stock purchased by him or her under this Plan (the "Offered Shares") shall first give written notice of his or her intention to make such Transfer (the "Notice") to the Company specifying the terms of the proposed Transfer and the name of the proposed transferee and offering to Transfer the Offered Shares to the Company on the terms set forth in the Notice and in accordance with this Plan. If the Participant proposes to Transfer the Offered Shares pursuant to a sale on the open market, the price for the Offered Shares shall be deemed to be the closing price for such Offered Shares on the date such Notice is received by the Company or, if the Notice is not received on a day when the market is open for trading, at the closing price on the next trading day. If the Stock is traded over the counter, the closing price shall mean the lower of the closing bid and ask prices. After the Company has received a Notice pursuant to this paragraph, it shall have ten (10) days to accept the Participant's offer to sell all of the Offered Shares by delivering a written acceptance to the Participant. If the offer, as to the Offered Shares, is not accepted by the Company within the time permitted, the Participant shall be free for a period of ninety (90) days to Transfer to the originally proposed transferee all (but not less than all) of the Offered Shares in accordance with the terms of the original offer but not on any other terms; provided that if such Transfer is to be a sale on the open market, the Participant may sell the Offered Shares on the open market at any time during such ninety (90) days at the available market price; after the expiration of such 90-day period, the preceding provisions of this paragraph shall again apply if the original proposed transaction is not completed. If the Company accepts the offer as to the

Offered Shares, then the Company shall have thirty (30) days after such acceptance to complete the purchase in the manner set forth in the Notice and in accordance with the Plan. Any Offered Shares sold by a Participant shall be subject to all of the terms of this Agreement and, before such sale is consummated, the purchaser of such Offered Shares shall execute and deliver to the Company an instrument satisfactory to the Company by which such purchaser accepts the terms of this Agreement and agrees to be bound thereby, effective upon such purchaser's receipt of the Offered Shares; provided, however, that this provision shall not apply to Offered Shares sold by a Participant on the open market.

    2.4 PERMITTED TRANSFERS. The following Transfers of shares of Stock purchased under this Plan shall not constitute a violation of the provisions of
Section 2.3:

    (a) Upon or after the death of a Participant, a Transfer from such Participant's name to the name of either the personal representative of such Participant's estate or the nominee of such personal representative; provided, that before such Transfer shall be effected, the transferee shall have executed and delivered to the Company an instrument satisfactory to the Company by which the transferee accepts the terms of the Plan and agrees to be bound thereby, effective upon the transferee's receipt of the transferred shares of Stock.

    (b) Upon the death of a Participant, a Transfer from such Participant's estate to a Family Member, to a custodianship under the Uniform Transfers to Minors Act for a Family Member, or to a trust for the exclusive benefit of one or more Family Members; provided, that before such Transfer shall be effected, the transferee shall have executed and delivered to the Company an instrument satisfactory to the Company by which the transferee accepts the terms of the Plan and agrees to be bound thereby, effective upon the transferee's receipt of the transferred shares of Stock.

    (c) A Transfer from a custodianship or trust which is a permitted transferee under Section 2.4(b) above to a beneficiary of such custodianship or trust who is a Family Member; provided, that before such Transfer shall be effected, the transferee shall have executed and delivered to the Company an instrument satisfactory to the Company by which the transferee accepts the terms of the Plan and agrees to be bound thereby, effective upon the transferee's receipt of the transferred shares of Stock.

    (d) A Transfer during the Participant's life to a Family Member, to a custodianship under the Uniform Transfers to Minors Act for a Family Member, or to a trust for the exclusive benefit of one or more Family Members; provided, that the Participant shall receive no compensation for such Transfer and that before such Transfer shall be effected, the transferee shall have executed and delivered to the Company an instrument satisfactory to the Company by which the transferee accepts the terms of the Plan and agrees to be bound thereby, effective upon the transferee's receipt of the transferred shares of Stock.

    2.5 LAST OPTION GRANT DATE. The last date upon which the Committee may grant Options pursuant to the Plan is May 31, 2005.

                                 ADMINISTRATION

    3.1  COMMITTEE.  The Plan shall be administered by the Committee.

    3.2 AUTHORITY OF COMMITTEE. The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret, and implement the Plan and any Option Agreements issued pursuant to the Plan, (iii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable for the proper administration of the Plan, and (v) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan; provided, however, that the Committee shall have no discretion with respect to the eligibility or selection of Participants to receive Options under the Plan, the number of shares of Stock subject to Options or the Plan, the timing of the grant of Options pursuant to the Plan, or the purchase price thereunder. The determination of the Committee pursuant to powers vested in it hereunder on all matters relating to the Plan or any Option Agreement shall be final, binding, and conclusive.

    3.3 ACTION OF COMMITTEE. The action of the majority of the members of the Committee shall be the action of the Committee. Any action may be taken by a written instrument signed by a majority of the Committee members, and any action so taken shall be as fully effective as if it had been taken by a vote at a meeting of the Committee. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

                                  ELIGIBILITY

    4.1 ELIGIBILITY. All active members of the Board who are not employees of the Company or any Subsidiary as of the date of any Option grant pursuant to this Plan shall be eligible to participate in the Plan.

                     OPTION GRANT DATES AND EXERCISE PRICE

    5.1 OPTION GRANT DATES. Options to purchase shares of Stock shall be granted to eligible Participants as follows:

        (a) Options to purchase 18,000 shares of Stock (as the same may be adjusted pursuant to Section 9.1) shall be automatically granted to each eligible Participant on the date that such person is first elected or appointed to a three-year term as a member of the Board and on each succeeding date that such person is re-elected to the Board for a three-year term. If an eligible Participant is first elected or appointed, or re-elected or re-appointed, to a term of less than three years, options to purchase a prorated number of shares of Stock equal to 6,000 shares (as the same may be adjusted pursuant to Section 9.1) per full year within such term shall be automatically granted to such Participant on the date that such person is elected or appointed, or re-elected or re-appointed, to the Board for such less than three-year term. For purposes of the foregoing sentence,
    (i) the term "full year" means the time period beginning with an annual stockholders meeting and ending immediately prior to the next scheduled annual stockholders meeting and (ii) the initial period of such less than three-year term which begins on the date of the election or appointment and ends with the next scheduled annual stockholders meeting (which for this purpose shall be considered to be scheduled for a date one year after the most recently held annual stockholders meeting) shall constitute a "full year" for purposes of calculating the prorated number of shares to be covered by the Option and determining when such Option becomes exercisable under Section 6.5(a)(ii) below if it exceeds six months.

        (b) Upon approval of this Plan by the Company's stockholders, Options to purchase 12,000 shares (reflecting a proration of the 18,000 shares applicable to a three-year term) shall be automatically granted to each eligible Participant who is not a nominee for re-election at the 1997 annual stockholders meeting and whose directorship term is scheduled to expire at the 1999 annual meeting of stockholders of the Company.

    5.2 OPTION EXERCISE PRICE. The Option Exercise Price per share payable by the Participant to the Company upon exercise of an Option granted hereunder shall be the Fair Market Value of a share of Stock on the date the Option is granted.

                        TERMS AND CONDITIONS OF OPTIONS

    6.1 WRITTEN AGREEMENTS. Options granted pursuant to the Plan shall be evidenced by Option Agreements which shall provide that such Option is subject to all of the terms and provisions of the Plan and shall contain such other provisions as the Committee in its sole discretion may deem necessary or desirable, including without limitation that all shares of Stock issued upon exercise of the Option shall be subject to a Voting Agreement in the form attached to the Option Agreement.

    6.2 TIME AND METHOD OF PAYMENT. The Option Exercise Price shall be paid in full in cash at the time an Option is exercised under the Plan. Failure to pay the Option Exercise Price in full at the time an Option is exercised shall cause such exercise of any Option to be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Exercise Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his or her ownership of such shares of Stock. A Participant shall have none of the rights of a shareholder until shares of Stock are issued to him or her, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

    6.3 NUMBER OF SHARES. Each Option Agreement shall state the total number of shares of Stock covered by such Option.

    6.4 LIMITATIONS ON EXERCISE OF OPTIONS. No Option may be exercised after the expiration of ten (10) years from the date it is granted. No Option may be exercised for a fractional share of Stock.

    6.5  EXERCISE OF OPTIONS.  Each Option shall be exercisable as follows:

        (a) (i) Each Option granted under Section 5.1 to an eligible Participant upon election or appointment, or re-election or re-appointment, to a three-year term as a member of the Board of Directors shall become exercisable in three (3) equal annual installments, with the first installment becoming exercisable on the date of the first annual meeting of the stockholders of the Company following the date on which the Option was granted and the second and third installments becoming exercisable on the dates of the second and third annual meetings of the stockholders of the Company, respectively, following the date on which the Option was granted.
    (ii) Each Option granted under Section 5.1 to an eligible Participant upon election or appointment, or re-election or re-appointment, to a less than three-year term as a member of the Board shall become exercisable in that number of equal annual installments equal to the number of full years (determined in accordance with Section 5.1 for all purposes of this Section 6.5) in such less than three-year term, with the first installment becoming exercisable on the date of the first annual meeting of the stockholders of the Company which is one full year after the date on which the Option was granted and any subsequent installment(s) (as applicable) becoming exercisable on the dates of the second and third (as applicable) annual meetings of the stockholders of the Company which are two and three full years, respectively, following the date on which the Option was granted.

        (b) Once an Option installment becomes exercisable, it shall remain exercisable until expiration, cancellation, or termination of the Option.

        (c) An Option may be exercised from time to time as to all or any part of the shares as to which such Option is then exercisable.

        (d) An Option shall be exercised by the delivery of a written notice of exercise to the Company, on such form and in such manner as the Committee in its sole discretion shall prescribe, duly signed by the Participant or by such other person as then may have the right to exercise the Option.

        (e) Any written notice of the exercise of an Option shall be accompanied by payment of the Option Exercise Price for the shares of Stock being purchased. Such payment shall be made either (i) by certified or cashier's check (or the equivalent thereof acceptable to the Company) for the full Option Exercise Price, or (ii) at the discretion of the Committee and to the extent permitted by law, in such other manner, consistent with the terms of the Plan, as the Committee from time to time may prescribe.

        (f) Any written notice of the exercise of an Option shall also be accompanied by a Voting Agreement, in such form as the Committee from time to time may prescribe, duly signed by the

    Participant or by such other person as then may have the right to exercise the Option and who has exercised the Option.

        (g) Promptly after receiving a duly signed written notice of exercise of an Option accompanied by payment of the full Option Exercise Price and the signed Voting Agreement, the Company shall, subject to the provisions of
    Section 12.1, deliver to the Participant, or to such other person as then may have the right to exercise the Option and who has exercised the Option, a certificate or certificates for the shares of Stock as to which the Option has been exercised. If the method of payment employed upon the exercise of an Option so requires, and if applicable law permits, a Participant may direct the Company to deliver the certificate or certificates to the Participant's stockbroker.

        (h) No Participant (or other person having the right to exercise an Option) shall have any of the rights of a stockholder of the Company with respect to the shares subject to an Option granted under the Plan until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 9.1, no adjustment shall be made for dividends, distributions, or other rights (whether ordinary or extraordinary and whether in cash, securities, or other property) for which the record date is prior to the date on which such stock certificate is issued.

                       TERMINATION OF SERVICE AS DIRECTOR

    7.1 EXERCISE OF OPTION AFTER TERMINATION OF SERVICE. If the Participant's service as a director of the Company terminates for any reason, then the Participant's Options which were exercisable on the date of the Participant's termination of service as a director (the "Termination Date") shall remain in full force and effect and the Participant may exercise such outstanding Options in accordance with their original terms but in no event after the expiration date of the Option. All Options which had been granted to the Participant as of the Termination Date but which were not yet exercisable shall automatically terminate as of the Termination Date. The Committee in its discretion may determine whether any leave of absence constitutes a termination of service on the Board for purposes of the Plan and the impact, if any, of such leave of absence on Options theretofore granted under the Plan. Such determination of the Committee shall be final, binding, and conclusive. Any exercise of an Option following a Participant's death shall be made only by the deceased Participant's executor or administrator or other duly appointed representative reasonably acceptable to the Committee, unless the deceased Participant's will specifically devises such Option, in which case such exercise shall be made only by the beneficiary of such specific devise. If a deceased Participant's personal representative or the beneficiary of a specific devise under such deceased Participant's will is entitled to exercise any Option pursuant to the preceding sentence, then such representative or beneficiary shall be bound by all of the terms and provisions of the Plan and the applicable Option Agreement which would have applied to the deceased Participant.

                                NONASSIGNABILITY

    8.1 NONASSIGNABILITY. Options shall not be assignable or transferable other than by Will or by the law of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant or the Participant's legal representative.

                 EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

    9.1 CHANGE IN STOCK. If there is any change in the outstanding shares of Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, or combination or exchange of shares, or by reason of any merger, consolidation, spinoff, or other corporate reorganization in which the Company is the surviving corporation, then the number of shares of Stock available for issuance under the Plan both in the aggregate and with respect to each outstanding Option, and the Option Exercise Price per share under outstanding Options, shall be equitably adjusted by the Committee, whose determination shall be final, binding, and conclusive. In the event of (i) a dissolution or liquidation of the Company, (ii) the merger or consolidation of the Company with another corporation or other entity pursuant to which the Company is not the surviving entity, (iii) the sale or lease of all or substantially all the business assets of the Corporation, or (iv) the sale of more than eighty percent (80%) of the outstanding common stock of the Company in a single transaction or series of related transactions involving the same acquiring entity or person, each outstanding Option shall expire as of the effective date of such transaction, provided that the Committee shall give at least fifteen (15) days prior written notice of such event to any Participants having outstanding Options who shall then have the right to exercise his or her entire outstanding Options, in whole or in part, prior to the effective date of such transaction, subject to earlier expiration of such Options pursuant to the applicable Option Agreement.

                           AMENDMENT AND TERMINATION

    10.1 AMENDMENT AND TERMINATION. The Board from time to time may suspend, discontinue, revise, or amend the Plan in any respect whatsoever, except that
(i) no such amendment shall materially impair any rights or materially increase any obligations under any Option previously granted under the Plan without the consent of the Participant holding such Option (or, upon the Participant's death, the person having the right to exercise the Option); and (ii) to the extent required by Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, in effect from time to time, Plan or Option Agreement provisions relating to amount, price and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder in effect from time to time. For purposes of this
Section 10.1, an action of the Board or the Committee that in any way alters or affects the tax treatment of any Option shall not by itself be considered to materially impair any rights of the Participant. The Committee may cancel any Option under the Plan and issue a new Option in substitution therefor. The Committee also may amend any outstanding Option Agreement to (i) accelerate the time or times at which an Option may be exercised, (ii) waive or amend any restrictions or conditions set forth in the Option Agreement, or (iii) make such other changes therein as the Committee in its sole discretion may deem appropriate. However, any such cancellation or amendment that materially impairs the rights or materially increases the obligations of a Participant under an outstanding Option shall be made only with the consent of the Participant (or, upon the Participant's death, the person having the right to exercise the Option).

                                 REPRESENTATION

    11.1 REPRESENTATION. As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933, as amended, or any other applicable law, regulation, or rule of any governmental agency; provided, however, that this provision shall not apply if the shares of Stock to be issued pursuant to the exercise of an Option are registered as provided in Section 2.2.

                         RESERVATION OF SHARES OF STOCK

    12.1 AVAILABLE STOCK. If the Committee at any time shall determine that any Consent (as defined in this Section 12.1) is necessary or desirable as a condition of, or in connection with, the granting of any Option, the issuance of shares upon the exercise of an Option, or the taking of any other action under the Plan (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations, or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, rule, or regulation, (ii) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration, or qualification or to obtain an exemption from the requirement that any such listing, qualification, or registration be made, and (iii) any and all consents, clearances, and approvals in respect of the Plan Action by any governmental or other regulatory bodies. The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

                                 MISCELLANEOUS

    13.1 RIGHT OF REMOVAL RESERVED. Nothing in the Plan or in any Option Agreement shall affect any right which the shareholders of the Company may have under the Articles of Incorporation or Bylaws of the Company or under applicable law to remove such Participant from the Board.

    13.2 OTHER PAYMENTS OR AWARDS. Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or its Subsidiaries from making any award or payment to any person under any other plan, arrangement, or understanding, whether now existing or hereafter in effect.

    13.3 SECTION HEADINGS. The section headings contained in the Plan are for the purpose of convenient reference only and are not intended to define or limit the contents of the various sections of the Plan.

    13.4 WITHHOLDING TAXES. Whenever shares of Stock are to be delivered upon the exercise of an Option granted under the Plan, the Company will require as a condition of the delivery that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state, or other governmental tax withholding requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant, the Participant may satisfy the foregoing condition by electing to have the Company withhold from delivery shares of Stock having a value equal to the amount of tax to be withheld. Such shares shall be valued at their fair market value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered upon the exercise of an Option. To the extent required for such a withholding of shares to qualify for the exemption available under Rule 16b-3, such an election by a Participant whose transactions in Stock are subject to Section 16(b) of the 1934 Act shall be (i) subject to the approval of the Committee in its sole discretion, (ii) irrevocable, (iii) made no sooner than six months after the grant of the Option with respect to which the election is made, and (iv) subject to and in compliance with any other applicable provisions of Rule 16b-3.

    13.5 EFFECTIVE DATE. The Plan shall become effective as of the effective date of the first registration statement filed by the Company regarding the public offering of its Stock. All Options granted under the Plan prior to its termination shall remain in effect until such Options have been terminated or expire in accordance with the terms and provisions of the Plan and the applicable Option Agreements.

    13.6 GOVERNING LAW. All rights and obligations under the Plan shall be construed and interpreted in accordance with the internal substantive laws of the State of Nebraska, without giving effect to principles of conflict of laws.

                                   APPENDIX C

                                AMENDMENT NO. 2
                                     TO THE
     AMENDED AND RESTATED SITEL CORPORATION 1995 EMPLOYEE STOCK OPTION PLAN
                     (a/k/a the Employee Stock Option Plan)

          As adopted by the Board of Directors as of December 26, 1996

    1. Section 6(a) of the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan captioned "Shares Subject to This Plan" is amended to state in its entirety as follows:

    "(a) SHARES SUBJECT TO THIS PLAN.

           Awards which are granted or issued under this Plan shall be with respect to the authorized but unissued or reacquired Shares of the Corporation's Common Stock. The aggregate number of Shares which may be issued as Restricted Stock, issued upon the exercise of Options and/or which may be utilized with respect to Stock Appreciation Rights, Performance Shares and Performance Units settled in cash or in Shares under this Plan shall not exceed nine million eight hundred thousand (9,800,000) Shares, subject to adjustment under Section 12. The aggregate number of Shares which may be issued to a Participant as Restricted Stock, issued to a Participant upon the exercise of Options, and/or which may be utilized for a Participant with respect to Stock Appreciation Rights, Performance Shares and Performance Units settled in cash or in Shares under this Plan, shall not exceed one million (1,000,000) Shares, subject to adjustment under Section 12."

    2. Section 6(b) of the Amended and Restated SITEL Corporation 1995 Employee Stock Option Plan captioned "Adjustment of Shares" is amended to state in its entirety as follows:

    "(b) ADJUSTMENT OF SHARES.

           In the event an adjustment is made pursuant to Section 12, then (i) the number of Shares reserved for issuance under the Plan, (ii) the limit on the aggregate number of Shares which may be issued or utilized with respect to Awards under this Plan to a Participant, (iii) the Exercise Price of and number of Shares subject to outstanding Options, (iv) the Exercise Price of and number of Shares with respect to which there are outstanding Stock Appreciation Rights, and (v) any other factor pertaining to outstanding Awards may be duly and proportionately adjusted (as determined by the Plan Administrator in its complete discretion), subject to any required action by the Board or the stockholders of the Corporation and compliance with applicable securities laws; provided, however, that fractions of a Share shall not be issued but shall either be paid in cash at Fair Market Value or shall be rounded up to the nearest Share, as determined by the Plan Administrator in its complete discretion; and provided, further, that the Exercise Price of any Option may not be decreased to below the par value, if any, of the Shares."

                            SITEL CORPORATION

                                 PROXY

                        PLEASE VOTE AND SIGN BELOW

               THIS PROXY IS SOLICITED BY YOUR BOARD OF DIRECTORS
                FOR THE JUNE 6, 1997 ANNUAL STOCKHOLDERS MEETING

The undersigned hereby appoints James F. Lynch and Michael P. May, and each of them, proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as directed and permitted herein, at the annual meeting of stockholders of the Company to be held at the Omaha Marriott, 10220 Regency Circle, Omaha, Nebraska, on June 6, 1997 at 2:00 p.m. and at any postponements or adjournments thereof, upon the matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION BELOW. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 and 5. SO, IF YOU ARE FOR ITEMS 1, 2, 3, 4 and 5, YOU NEED ONLY SIGN AND DATE THIS PROXY BELOW AND RETURN IT IN THE ENVELOPE PROVIDED.

            (THIS PROXY IS CONTINUED ON THE REVERSE SIDE)

/x/ Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, 4 and 5.


                             VOTE FOR ALL     WITHHOLD VOTE           Nominees: Kelvin C. Berens, George J. Kubat,
                               NOMINEES      FOR ALL NOMINEES         and Michael P. May
Item 1  Elect                 / /            / /
directors

WITHHOLD VOTE FOR THE FOLLOWING NOMINEE(S):

______________________________________________


                                              For      Against      Abstain
Item 2 Approve the amendment to the           / /        / /          / /
SITEL Corporation Amended and
Restated Bylaws


Item 3 Approve the amendment and              / /        / /          / /
restatement of the SITEL Corporation
1995 Non-Employee Directors Stock
Option Plan

Item 4 Approve the amendment to the           / /        / /          / /
Amended and Restated SITEL
Corporation 1995 Employee Stock
Option Plan

Item 5 Ratify appointment of independent      / /        / /          / /
accountants for fiscal 1997


Signature__________________________________________
Signature__________________________________________ DATED: _____________, 1997

Please sign exactly as your name(s) appear on this proxy card. Joint owners should each sign individually. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized officer. Fiduciaries should give full titles.